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                                                                    EXHIBIT 19-A

[TRUE VALUE COMPANY LOGO]

Notice of
TRUE VALUE COMPANY'S 2006 ANNUAL
STOCKHOLDERS' MEETING AND PROXY STATEMENT

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[TRUE VALUE COMPANY LOGO]
8600 W. Bryn Mawr Avenue Chicago, IL 60631

January 23, 2006

Dear True Value Stockholder:

You are cordially invited to attend True Value Company's Annual Meeting of Stockholders on Saturday, March 18, 2006, at 8:30 a.m. Central Standard Time. The meeting will be held at the George R. Brown Convention Center in Houston, Texas.

At the Annual Meeting, a vote is required to elect the nine named directors to serve until our 2007 Annual Meeting. If you will not be attending this year's Annual Meeting, please complete and return the enclosed proxy as soon as possible, authorizing directors Bryan R. Ableidinger, Michael S. Glode and Charles W. Welch to cast your votes.

Your vote is very important. You may cast your proxy vote in any of the following three ways: 1) by completing and signing the accompanying proxy card, and returning it in the envelope provided; 2) by telephone, using the instructions on your proxy card; or 3) by Internet, using the instructions on your proxy card. To help ensure the presence of quorum and to avoid any additional costs, we encourage you to forward your proxy vote in any of these three ways prior to Saturday, February 25, 2006.

For further information concerning individuals nominated for director, please read the proxy statement on the following pages.

We look forward to seeing you on Saturday, March 18, 2006.

Thank you for your support of True Value.

Sincerely,

/s/ Cathy C. Anderson
Cathy C. Anderson
Corporate Secretary

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Notice of
ANNUAL MEETING OF STOCKHOLDERS
To Be Held Saturday, March 18, 2006

To the Stockholders of True Value Company:

The Annual Meeting of Stockholders of True Value Company, a Delaware Corporation, will be held at the George R. Brown Convention Center in Houston, Texas. The Annual Meeting is held for the following purposes:

      1. To elect nine (9) directors to serve for a term of one (1) year, and until their successors are elected and qualified; and

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors - The Board of Directors has nominated for election the nine (9) nominees listed below:

         -     Bryan R. Ableidinger
         -     Richard E. George, Jr.
         -     Michael S. Glode
         -     Thomas S. Hanemann
         -     Lyle G. Heidemann
         -     Kenneth A. Niefeld
         -     David Y. Schwartz
         -     Brian A. Webb
         -     Charles W. Welch

The shares represented by the proxies solicited by the Board of Directors will be voted in favor of the election of the above-named nominees unless otherwise indicated. The Board of Directors knows of no reason why any nominee for director will be unable to serve if elected.

If any nominee shall become unavailable for election, it is intended that such shares shall be voted for the election of a substitute nominee selected by the persons named as proxies on the enclosed proxy ballot.

Only stockholders of record of the Class A Common Stock of the Company at the close of business on Wednesday, January 18, 2006, are entitled to notice of, and to vote at, the Annual Meeting.

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For further information concerning individuals nominated to serve as directors, you are respectfully urged to read the following pages.

Even if you plan to attend the Annual Meeting, please return your proxy by Saturday, February 25, 2006. Sign, date and return the enclosed proxy to the company in the enclosed stamped envelope and mail it addressed to: True Value Company, c/o ComputerShare Investor Services, P.O. Box A3800, Chicago, IL 60690-9608.

Alternatively, stockholders may cast their proxy vote, via telephone or electronically, by following the instructions on their proxy card.

Your vote is very important.

You are urged to sign, date and return your proxy without delay to ensure its arrival in time for the Annual Meeting. This will help ensure the presence of a quorum at the meeting.

By Order of the Board of Directors,

/s/ Cathy C. Anderson
---------------------
Cathy C. Anderson
Corporate Secretary
Chicago, Ill.
Date of Mailing: January 23, 2006

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TRUE VALUE Directors

[PHOTO OF BRYAN R. ABLEIDINGER]

Bryan R. Ableidinger

Mr. Bryan Ableidinger, 57, was elected as a board member in 2000 and was named chairman of the board in 2003. He also serves as chairman of the executive and legal committees. He is co-owner of Parkrose Hardware, Inc., with one True Value store located in Portland, Ore., and the other in Vancouver, Wash.

Mr. Ableidinger joined Cotter & Company, now True Value Company, in 1975. Mr. Ableidinger also served as a pilot in the U.S. Navy for seven years. He then flew for 12 years for Flying Tigers, a company that was acquired by Federal Express. Additional work experience includes land and building development.

Mr. Ableidinger has participated for six years at the master's level in The Strategic Coach Program, an organization that assists entrepreneurs in developing their businesses and becoming visionary in their leadership. He completed Visionary Leadership training, as well as additional courses on leadership and business development.

Mr. Ableidinger holds a bachelor's degree in aeronautics and astronautics from the University of Washington.

[PHOTO OF RICHARD E. GEORGE, JR.]

Richard E. George, Jr.

Mr. Richard George, 66, was appointed to the board in 2005. Mr. George began his career with Jewel Companies, Inc. in 1962 and rose to the position of executive vice president in charge of accounting, treasury and informational systems. From 1979 to 1988, he served as president and CEO of Osco Drug, Inc., a subsidiary which operated 680 stores in 1988 and had sales in excess of $3 billion.

In 1989, he founded Ulta 3 Cosmetics & Salon, Inc. and served as chairman and CEO until 1994. Most recently, Mr. George has been an active member of Alpha Capital's CEO Advisor Group. He also serves as chairman of the board for Factory Card & Party Outlet Corp., and Factory Connection, as well as president and CEO for RG Trends, Inc.

Mr. George holds both a bachelor's and master's degree in accounting from the University of Illinois, and is a registered Certified Public Accountant.

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TRUE VALUE Directors

[PHOTO OF MICHAEL S. GLODE]

Michael S. Glode

Mr. Michael Glode, 56, was elected as a board member in 2003 and currently is chairman of the corporate governance and nominating committees. He operates True Value stores in both Saratoga and Rawlins, Wyo.

He joined Cotter & Company, now True Value Company, in 1970. His board experience includes service as chairman of the Wyoming State Board of Education and member of the National Assessment Governing Board, a body created by Congress to set policy for the National Assessment of Education Progress.

Mr. Glode holds a bachelor's degree in business administration from Creighton University and a master's degree in finance from the University of Illinois.

[PHOTO OF THOMAS S. HANEMANN]

Thomas S. Hanemann

Mr. Thomas Hanemann, 66, was elected as a board member in 2002 and currently serves on the audit and nominating committees. He retired from AutoZone, the Fortune 500 national chain of auto parts stores, where he served as president and as a member of its board of directors.

Mr. Hanemann worked as a pharmacist until 1974, and then began a career in retailing and wholesaling with Super D Drugs, the drug store division of Malone & Hyde, a large New York Stock Exchange grocery wholesaler. During his tenure, he expanded the company to more than 100 stores and increased its sales to $150 million. In 1983, while serving as Super D's president, he founded Ike's Deep Discount Drug Stores, a high-volume-discount retail drug chain selling health and beauty aids at deeply discounted prices.

Mr. Hanemann holds a bachelor's degree in pharmacy from the University of Tennessee.

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TRUE VALUE Directors

[PHOTO OF LYLE G. HEIDEMANN]

Lyle G. Heidemann

Mr. Lyle Heidemann, 61, is president and chief executive officer of True Value Company. He joined the company in June, 2005. He began his career in 1967 with Sears, where he gained extensive experience in retail, merchandising, brand management, operations and logistics.

Mr. Heidemann served as executive vice president and general manager of home and off-mall stores until 2003. In that role, he directed some of Sears' most profitable and successful operating units, including 249 Sears Hardware and Orchard Supply Hardware stores, 1,053 Sears Auto Center and National Tire & Battery stores, and 767 dealer stores. He was responsible for over $20 billion in revenue-generating business, including home appliances and electronics, tools and paint, lawn and garden, tires and batteries, and licensed businesses, among others.

Mr. Heidemann holds a bachelor's degree in marketing from Northern Illinois University.

[PHOTO OF KENNETH A. NIEFELD]

Kenneth A. Niefeld

Mr. Kenneth Niefeld, 63, was elected as a board member in 2004 and currently serves on the compensation committee. He operates K&B True Value in Annapolis, Md.

Mr. Niefeld joined Cotter & Company, now True Value Company, in 1974. Before opening his hardware business, he worked for the Internal Revenue Service as an accountant and assistant director of the Interagency Auditor Training Center.

Mr. Niefeld has completed courses for corporate directors at the National Association of Corporate Directors and courses in compensation at Harvard Business School.

Mr. Niefeld holds a bachelor's degree in accounting and a master's degree in business administration from the University of Maryland.

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TRUE VALUE Directors

[PHOTO OF DAVID Y. SCHWARTZ]

David Y. Schwartz

Mr. David Schwartz, 65, was elected as a board member in 2002. He currently serves as chairman of the audit committee and is a member of the legal and nominating committees. Mr. Schwartz retired as a senior partner from Arthur Andersen in 1997. He now serves as a business advisor and consultant, principally in the retail, distribution and services industries.

Mr. Schwartz was with Arthur Andersen for 35 years where he had various responsibilities, including managing partner of the Chicago office attest and business consulting practice, and in the worldwide leadership of the firm's retail industry activities.

He is also a member of the boards of directors for Walgreen Co. and Foot Locker, Inc. and serves on the boards of several privately held companies.

Mr. Schwartz holds a bachelor's degree in business administration from Roosevelt University and is a Certified Public Accountant.

[PHOTO OF BRIAN A. WEBB]

Brian A. Webb

Mr. Brian Webb, 49, was elected as a board member in 2004 and vice chairman of the board during 2005. He currently serves on the corporate governance and executive committees. He operates two family-owned businesses in Wisconsin:
Krueger's True Value, located in Neenah, and Grand Rental Station, located in Appleton. Mr. Webb's family joined Cotter & Company, now True Value Company, in 1951.

Mr. Webb has been in the retail hardware business for more than 30 years. He is currently a member of the board of directors for Future Neenah, Inc. and is a founding member and current president of the Neenah West Alliance. He served two terms as president of the Midwest Hardware Association and served on its audit committee. He also participated in True Value's Lumber and Building Materials Marketing Ad Council.

Mr. Webb attended the University of Wisconsin, Madison.

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TRUE VALUE Directors

[PHOTO OF CHARLES W. WELCH]

Charles W. Welch

Mr. Charles Welch, 55, was elected as a board member in 2003 and currently serves on the compensation, nominating and legal committees. He operates two True Value hardware stores in Vermont, one in South Royalton and the other in Woodstock. He joined Cotter & Company, now True Value Company, in 1974.

His board experience includes serving as chairman of the board of Gifford Memorial Hospital and director of several financial institutions. Among his other qualifications, Mr. Welch is a master plumber. His other business experience includes building and rental management and other small business endeavors.

Mr. Welch holds an associate's degree in aeronautical and space engineering from Wentworth Institute of Technology in Boston, Mass.

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[TRUE VALUE COMPANY LOGO]

8600 W. Bryn Mawr Avenue Chicago, IL 60631
(c)2006 True Value Company